EXHIBIT 10.21

RESPOND2
PRODUCTION AGREEMENT

This Agreement is effective the 3rd day of October, 2005, by and between Respond2, Inc., an Oregon Corporation, (hereinafter called Respond2) and AeroGrow International, Inc., a Nevada Corporation (hereinafter called Purchaser).

The parties are desirous of entering into this Agreement for Respond2 to:

Provide certain personnel, equipment services and/or materials for creative development and production of a Long Form Infomercial and Short Form DRTV Commercials (hereinafter called "Work") for Purchaser.

NOW, THEREFORE, IN CONSIDERATION OF THE PROMISES AND THE MUTUAL COVENANTS of the parties hereto, IT IS HEREBY AGREED:

1.
Production. Subject to Purchaser's performance of its obligations hereunder, Respond2 shall be responsible for the production of the Work specialty created to advertise, promote and sell the AeroGrow Kitchen Garden. Respond2 represents and warrants that it will produce the Work in a workmanlike manner according to the reasonable standards observed by professionals in the industry. The work shall conform to all applicable FCC technical and broadcast standards, and Electronic Retailing Association guidelines. Respond2 shaft produce and complete the Work for the sum set forth in the Production Budget, which shall be mutually approved by both parties. Respond2 shall provide all of the production elements set, including a production crew and all necessary personnel and equipment for filming and or videotaping the Work. On or before completion and delivery of the Work, Respond2 shall provide to Purchaser all documents evidencing Purchaser's ownership of all elements of the Work, including any executed licensee and releases. Respond2 shall be responsible for all final editing and post-production services necessary to prepare the Work for television airing. Such services shall include delivery to Purchaser of a completed beta SP master videotape of the Work, suitable for insertion of such product-ordering information, as Purchaser may desire. Final editing and post-production services shall be subject to the approval of Purchaser and the Work shall not be deemed completed and delivered until it has been approved by Purchaser, which approval shall not be unreasonably withheld. Television airing of the Work in any market will be construed to be Purchaser's acceptance of the Work.

2.
Scripting/Creative. Respond2 and its affiliates, employees, officers, directors, shareholders. contractors. etc. have no obligation to generate or verify the truth of information, facts, claims, testimonials, product comparisons, representations, opinions, endorsements, impressions, warranties or any other information contained in the script and all other content of the Work, all such verification to be the exclusive responsibility of Purchaser.

3.
Payment. Purchaser agrees to pay Respond2 production costs, in the form of cash and AeroGrow stock. Cash will be paid based upon the terms detailed below. Stock certificates will be issued as they are made available purchasers by the Purchaser's accounting and legal team.

Scripting/Creative Fee--A $30,000 Scripting/Creative Fee is due upon signing of this contract to be paid as follows: $15,000.00 cash and $15,000.00 AeroGrow stock,

Production Fee--Once Purchaser approves overall estimated costs, Respond2 will invoice Purchaser twice monthly for estimated production costs within that specific time period. Production costs will be estimated at the beginning of each month and will be submitted to Purchaser for review and approval, and such review and approval will occur within one business day. Respond2 will invoice Purchaser on the 1st and the 15th of each month based upon the estimated and approved costs. Purchaser will have 15 day terms for all invoices submitted. Respond2 will true up actual costs against estimated and invoiced costs on a monthly basis. All invoices submitted will include and specifically detail a 33% mark-up over actual costs, defined as "Respond2 profit." Purchaser will provide AeroGrow stock in exchange for Respond2 profit.

AeroGrow stock, the non-cash amounts listed above that are payable in the form of investment units, the terms and restrictions on the investment units closely emulate those detailed in the Private Placement Memorandum ("PPM") in AeroGrow International, Inc. provided to Respond2. Note, that the debt offering/conversion option stated in the PPM is not available to Respond2. The investment units shall be computed at a 20% discount from market value as reflected in the PPM. Respond2 shall receive the investment units which are restricted from trading for 6 months from the active date of the stock, and shall also be entitled to participate in the bonus structure as detailed in the PPM.

Purchaser shall receive all payments listed above and the actual investment unit certificates prior to delivery of the final Work to Purchaser.

All Purchaser-requested travel, not included in the production budget, will be invoiced to Purchaser, at cost. A finance charge of 1.5% per month will be charged on all past due invoices. Any payments made by Purchaser in excess of amounts due and owing to Respond2 hereunder, or any credits in favor of Purchaser hereunder, may be applied at any time, with notice to Purchaser, against any amounts past due and owing by Purchaser to Cmedia, LLC, Production West, Inc., or any other entity identified to Purchaser as an affiliate of Respond2.

4.
Changes. Change orders will be documented for any Purchaser-requested deviation in any portion of the Work once detailed and approved by Purchaser. These include, but are not limited to, additional charges due to script changes (outside of initial script development and its inherent revisions), production enhancements, location change or other changes. Respond2 is not required to make any such changes until Purchaser has approved in writing all such additional charges, which shall be reasonable. A maximum of two (2) rough-cut revisions will be included in the production costs included in paragraph 3. Any additional rough-cut revisions will require a change order at an agreed upon additional charge.

5.
Intellectual Property Rights. Provided that Purchaser shall have made all payments in Respond2 required under this Agreement, all right, title and interest in and to the materials, work product, and entire editorial, visual, audio and graphic content of the Work created pursuant to this Agreement, including, without limitation, (i) all creative and sales outlines; (ii) all videos; (iii) all scripts, raw video footage and film stock, shot film and video footage, outtakes, film negatives and master videotapes created hereunder and the performances contained thereon; (the foregoing hereinafter collectively referred to as "Intellectual Property") shall, as between Purchaser and Respond2, be and remain the sole property of Purchaser. All Intellectual Property supplied or created by Respond2 end/or persons and firms engaged by Respond2 in connection with the creation of the Work are agreed to be and shall be considered a "work made for hire" for Purchaser. If for any reason any such Intellectual Property is found not to be a "work made for hire," Respond2 agrees to assign and hereby assigns all rights, title and interest worldwide in such Intellectual Property to Purchaser. Respond2 represents and warrants that it owns and has the right to assign all Intellectual Property created pursuant to this Agreement and will obtain all necessary licenses end releases. Purchaser retains full ownership of such Intellectual Property after termination of this Agreement.

Respond2 shall have the right to receive one (1) copy of the Work, without payment, to be used in its library for reference, for demonstration purposes to other clients and potential clients, and for entry of the Work in shows and festivals to demonstrate and display Works it has produced.

As producer of the infomercial, Respond2 shall have the right to exhibit its logo, company name, and "Portland, Oregon" in the infomercial, but not spots, for a period not to exceed five seconds at the end of the work on broadcast versions.

6.	Music. To the extant that Respond2 is requested by Purchaser to supply music for the Work, the following shall apply:

a.
If Respond2 creates or causes the creation of original music, Purchaser and Respond2 shall share all ownership of all right, title and interest in and to such music shall share the publishing rights and shall share the publishing royalties in connection with such music on a 50/50 basis. Notwithstanding anything to the contrary above, Respond2 shall grant to Purchaser a non-exclusive, perpetual, royalty-free license to use, reproduce, create derivative works, distribute, and to perform and display publicly such music in connection with the Work. Purchaser or its authorized media buyer will provide Respond2 a monthly media buy list which shall be used for the exclusive and confidential purpose of obtaining music royalties. If music is obtained for the Work pursuant to this paragraph, the cost of obtaining such music shall be included in the Production Budget.

b.
If Purchaser provides Respond2 with original music for use in the Work, Purchaser alone shall be wholly responsible for all costs and expenses in connection therewith including without limitation, licenses (including music synchronization and master use licenses), releases, royalties, residuals, contracts, payouts and insurance. Purchaser shall retain all right, title and interest in and to such music; shall retain one hundred percent (100%) of the publishing rights and shall be entitled to one hundred percent of the publishing royalties in connection to the music.

c.
If Purchaser requests that Respond2 obtain prerecorded music not previously owned by either party, Respond2 shall obtain such music on a license basis (with the terms of such license to be subject to Purchaser's approval). Any costs or expenses incurred to obtain the license will be included in the Production Budget.

7.
Termination of Agreement. Either party may terminate the Agreement immediately if the other party breaches any material term of this Agreement, and such material breach remains uncured for a period of thirty (30) days, as determined by the notifying party, after the party allegedly in breach has received written notice of the other's objections. Upon termination of this Agreement, Purchaser shall pay Respond2 for all work done to date and Respond2 shall return to Purchaser any unearned advances already paid and shall deliver to Purchaser all Work product created under this Agreement.

8.
Cancellation and Postponement Policy. If Purchaser cancels the production within thirty (30) days of the scheduled shoot date, for any reason, Purchaser agrees to pay Respond2 for work done to date plus an additional cancellation fee of 10% of the original production budget. If Purchaser cancels the production within fourteen (14) days of the scheduled shoot date, for any reason, Purchaser agrees to pay Respond2 for work done to date plus an additional cancellation fee of 25% of the original production budget. If Purchaser postpones the production more than thirty (30) days beyond the original scheduled shoot date, Purchaser agrees to pay Respond2 for work done to dale plus an additional cancellation fee of 25% of the original production budget.

9.
Contingency. The 10% contingency overage is for unforeseen force majeure events, including increased preproduction, production and or editing costs due to weather delays, talent illness, equipment failures, "Acts of God," or similar unavoidable occurrences. Any potential contingency will be brought to Purchaser's attention upon discovery. Contingency overages are billed without mark-up.

10.
Indemnification. Purchaser will at all times defend, indemnify and hold harmless Respond2 and its approved successors and assigns, affiliates, officers, directors, shareholders, employee, agents and independent contractors from and against any and all claims (whether express or implied), damages, liabilities, costs and expenses, including reasonable legal expenses and reasonable attorneys' fees arising out of information, facts, claims, testimonials, product comparisons, representations, opinions, endorsements, impressions, warranties or other information expressed and/or implied, or any other content in the Work (collectively, the "Content") including but not limited to all Content regarding Purchaser's products or services, or the purchase or use thereof by consumers or otherwise, or any direct or indirect reference to any other person, entity, instrumentality or product; and (ii) any inconsistency with, or any breach or alleged breach by Purchaser of, any warranty, representation or agreement made by Purchaser herein. Purchaser shall be promptly notified of any such claim, action or demand and shall have the right to assume control of the defense of any such claim, action or demand provided that Purchaser establishes to the reasonable satisfaction of Respond2 that it can satisfy any such monetary judgment, claim, action or demand if it fails to prevail in such defense. No monetary settlement as to which indemnification is sought shall be made without the approval of Purchaser and the decision of Purchaser with respect to settlement of any claim, action or demand shall be final.

Respond2 will at all times defend, indemnify and hold harmless Purchaser and its approved successors and assigns, officers, directors, shareholders, employees, agents and independent contractors from and against any and all claims, damages, liabilities, costs and expenses, including reasonable legal expenses and reasonable attorneys' fees arising out of (i) any third-party claim that the material produced by Respond2 for Purchaser infringes or violates a copyright, trademark, right of publicity or other intellectual property right; (ii) the production itself of the Work including, without limitation, claims by persons, firms and corporations engaged by Resond2, directly or indirectly, to provide goods and services in connection with the production of the Work, but Respond2 has no duty to defend, indemnify or hold harmless Purchaser from any claim made by consumers or any third party regarding Purchaser's products or services or other Work Content; and (iii) any breach by Respond2 of any warranty, representation or agreement made by Respond2 herein. Respond2 shall be promptly notified of any such claim, action or demand and shall have the right to assume control of the defense of any such claim, action or demand provided that Respond2 establishes to the reasonable satisfaction of Purchaser that it can satisfy any such monetary judgment, claim, action or demand if it fails to prevail in such defense. No monetary settlement as to which indemnification is sought shall be made without the approval of Respond2 and the decision of Respond2 with respect to settlement of any claim, action or demand shall be final.

The foregoing indemnification provisions shall survive any expiration or termination of this Agreement.

11.
Fee for Production Scheduling Changes. Upon Purchaser's acceptance of this Agreement, Respond2 will provide a Production Schedule with specified start and completion dates for various phases of the production. After Purchaser's signed acceptance of a Production Schedule, Purchaser agrees to pay for any costs associated with scheduling changes implemented on Purchaser's request. Fees for scheduling changes will be based on documented costs of scheduling changes plus a Respond2 20% mark-up.

12.	Representations and Warranties.

a.
Each party hereby represents and warrants that it has the right and ability to enter into this Agreement, and the individual executing this Agreement is fully authorized to bind it without additional approval.

b.	Each party represents the performance of the obligations assumed herein will not infringe, interfere with or impair third parties' intellectual or proprietary rights.

c.
Purchaser hereby represents and warrants that to Purchaser's knowledge, the publication, broadcast and exploitation of the Advertisements will not constitute false advertising, infringe any third party's rights or violate any laws, rules or customs.

d.
Unless otherwise mutually agreed to by both parties in writing, Purchaser agrees not to hire or solicit the employment of any personnel of Respond2, or any of its affiliated companies, involved with the activities under this Agreement during the term of this Agreement and for a period of three (3) years thereafter.

e.
It Is the duty and responsibility of Purchaser to ascertain and verify that all claims made about the products being sold by Purchaser are accurate, complete and truthful, and are sufficiently supported by substantiation as required by any applicable law, rule or regulation, even if such claims were suggested to Purchaser by Respond2. Purchaser shall also be responsible to assure that the products offered are safe for use by consumers when used in accordance with instructions provided by Purchaser to the consumer.

13.
Notices. All notices, requests, instructions, consents, approvals and other communications required or desired to be sent hereunder shall be in writing and shall be deemed given (i) on the day sent if transmitted by facsimile, (ii) the next business day if sent by nationally recognized overnight carrier service, and (iii) three (3) business days later if deposited in certified or registered U.S. mail, return receipt requested. All notices shall be addressed to the parties as follows:

If to Purchaser: AeroGrow International Inc. 900 28th St #201 Boulder CO 80303 Attn: Randy Seffren Fax: 847-267-8040
If to Respond2:
Respond2 Inc
207 NW Park Ave
Portland, OR 97209
Attention: Tim O'Leary
Fax: 503-278.4096

with a copy to.

Davis Wright Tremaine
1300 SW 5th Ave Suite 2300
Portland OR 97201
Attn: Milton Stewart
Fax 503-778-5299

14.
Waiver of Breach. The failure of a party at any time to enforce any provision of this Agreement shall not be deemed or construed to be a waiver thereof or of any other provision hereof, whether similar or dissimilar, or of any subsequent breach of any provision or to affect the right of a party to thereafter enforce each and every provision hereof. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument signed by the party to be charged.

15.	Assignment. Neither party may assign this Agreement without the prior written consent of the other. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

16.
Mediation. Should any dispute (other than an action for copyright or trademark infringement) arise between the parties to this Agreement, it is agreed that the parties will enter into mediation via a mediation service selected by mutual agreement of the parties. The location of such mediation shall be determined by mutual agreement of the parties, but if the parties cannot agree, the mediation will take piece in Portland, Oregon. Each party shall pay one half of the fees charged by such mediation service and shall bear its own attorney fees and costs incurred in the preparation and conduct of the mediation. Both parties agree to exercise their best efforts in good faith to resolve all disputes in mediation. Any claim shall be submitted to mediation within six months after the claim arose.

17.
Arbitration. In the event that mediation is not successful, the parties hereby agree to submit the dispute for binding arbitration to one arbitrator mutually agreed upon by the parties. The arbitration shall be governed by the rules and procedures of the American Arbitration Association then in affect and by substantive Oregon law. The location of the arbitration shall be determined by mutual agreement of the parties, but if the parties can not agree, arbitration will take place in Portland, Oregon. Any judgment upon the award rendered pursuant to such arbitration may be entered in any court having jurisdiction thereof. No copyright or trademark infringement or other intellectual property disputes shall be submitted to arbitration.

18.
Entire Agreement. This Agreement supersedes any and all prior oral and written agreements, understandings, representations, covenants and warranties in regards to the Work. This Agreement may not be changed, modified or altered except in writing and signed by the parties hereto.

19.
Attorneys Fees. If either party hereto retains the services of an attorney to enforce any term, condition or covenant of this Agreement and enters into an arbitration as required by this Agreement, the prevailing party shall be entitled to, from the losing party, reasonable attorneys fees and its costs and disbursements to prosecute said arbitration.

20.
Force Majeure. Either party shall be relieved of their material obligations hereunder in the event that they are prevented from performing because of any act or circumstance beyond their reasonable control including, but not limited to, labor disputes, fines, earthquakes, wars, civil uprisings, floods, national calamities, break down of machines, regulations, laws, strikes, and transportation delay; provided, however, that the provisions of this Section 17 shall not apply to Purchaser's payment obligations hereunder.

21.
Relationship. Nothing contained in this Agreement creates a partnership, joint venture or similar business relationship between Respond2 and Purchaser. Respond2 is acting solely as Purchaser's independent service provider.

22.
Agreement Construed as if Jointly Prepared. This Agreement shall not be construed against the party preparing it but shall be construed as if all the parties jointly prepared the Agreement, and any uncertainty or ambiguity shall not be interpreted against any one party.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed, in duplicate, effective on the date and year dated below.

Respond2, Inc.	AeroGrow International, Inc.

By: David J. Fallon	By: Randy Seffren
Title: CFO	Title: Chief Marketing Officer
Date: 10-3-05	Date: October 3, 2005